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                                                                    EXHIBIT 99.1




PREVENTION INSURANCE SIGNS LOI WITH HEALTH IMAGING INC.


Thursday August 18, 12:04 pm ET

LAS VEGAS, NV-- (MARKET WIRE)--Aug 18, 2005 -- Prevention Insurance (OTC BB:PVNC.OB - News) has signed a letter of intent to merge with Health Imaging Inc., a New York Corporation that is a fully integrated provider of Positron Emission Tomography (PET Scanning) used by physicians in the diagnosis and treatment of cancer, heart, Alzheimer's and Parkinson's diseases. Approved for Medicare reimbursements, this type of scanning was Medicare's fastest growing item increasing by 16% in 2003. The diagnostic imaging market has grown by 40% since 2000 and is projected to grow at a 32% annual growth rate through 2009. Health Imaging has several facilities throughout Nevada and California. The Companies are both early in the due diligence process and obtaining the pertinent financial data to see the merger through to successful completion.

About Prevention Insurance:

Prevention Insurance is a public insurance holding company whose focus is to merge with national or international marketing companies that sell insurance products through independent insurance agencies via established nationwide wholesale brokers within the United States. Prevention is currently in discussions with a number of these particular insurance brokerage firms to merge into and become part of the Prevention Group.

Safe Harbor Statement:

Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements regarding potential future plans and objectives of Prevention Insurance are forward-looking statements. Such statements are necessarily subject to risks and uncertainties, some of which are significant in scope and nature beyond Prevention Insurance's control. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially depending on many factors, including those described above. Prevention Insurance cautions that historical results are not necessarily indicative of the company's future performance.

Contact:    Prevention Insurance
            Scott Goldsmith
            (702) 732-2758